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                                                                EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Heartland Financial USA, Inc.

We consent to incorporation by reference in the registration statement on Form S-3 of Heartland Financial USA, Inc. of our report dated January 22, 1999, relating to the consolidated balance sheets of Heartland Financial USA, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Heartland Financial USA, Inc. and to the reference to our firm under the heading "Experts" in the registration statement.

                                          /s/ KPMG LLP


Des Moines, Iowa
September 14, 1999